Exhibit 4.3

EXECUTION VERSION

This SECOND AMENDMENT TO THE AMENDED AND RESTATED SEASPAN INVESTMENT PLEDGE AND COLLATERAL AGENT AGREEMENT (this “Amendment”), dated as of August 31, 2018 (amending and restating that certain Amended and Restated Seaspan Investment Pledge and Collateral Agent Agreement dated as of June 8, 2018 (the “Amended and Restated Pledge Agreement”)), is made among SEASPAN INVESTMENT I LTD. (“Seaspan Investment”), as grantor, pledger, assignor and debtor (together with any successor, the “Grantor”), and THE BANK OF NEW YORK MELLON, in its capacity as collateral agent (together with any successor in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Existing Holders and the Additional Representative for the Revolving Credit Agreement (as defined below) have requested to modify the terms regarding the ability of the Affiliates of Fairfax Financial Holdings Limited which are holders of Secured Debt to vote on instructing the Collateral Agent to act or omit to act in relation to the Collateral, and the Existing Holders have consented to such changes in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Amended and Restated Pledge Agreement or the Indenture.

ARTICLE II

AMENDMENTS TO AMENDED AND RESTATE PLEDGE AND COLLATERAL AGENT AGREEMENT

Section 2.01. Additional Definitions. Section 1.01 of the Amended and Restated Pledge Agreement is hereby amended by adding the following definitions:

“Fairfax Side Agreement” means the agreement dated August 31, 2018 between HWIC and JPMorgan Chase Bank, N.A. as Additional Representative for the Revolving Credit Agreement.

“HWIC” means Hamblin Watsa Investment Counsel Ltd., acting as investment manager on behalf of each Affiliate of Fairfax Financial Holdings Limited which from time to time is a holder of Secured Debt.

“Revolving Credit Agreement” means the US$150,000,000 two year revolving credit facility agreement among Seaspan Corporation as borrower, the companies listed in Schedule I thereto as original guarantors, the banks and financial institutions listed in the Schedule II thereto as original lenders, and JPMorgan Chase Bank, N.A. as, amongst other things, facility agent.

Section 2.02 Additional Secured Debt.

(a)	Section 1.15(c) of the Amended and Restated Pledge Agreement is hereby amended and restated in its entirety as follows:

“(c) Subject to paragraph (f) below, the Collateral Agent shall act or omit to act in relation to the Collateral in accordance with the instructions of the Holders of a majority in aggregate principal amount of the then outstanding Existing Notes and the Additional Secured Debt, if any, voting together as a single class (the “Instructing Group”), and prior to taking any action or omitting to take any action hereunder (both before and after an Event of Default) the Collateral Agent shall be entitled to request and rely upon the written direction of the Instructing Group. If the Collateral Agent shall not have received instructions in accordance with this Agreement from the Instructing Group, it shall be under no duty to take or refrain from taking such action and it shall incur no liability therefor. For purposes of determining whether the Holders of a majority in aggregate principal amount of the then outstanding Existing Notes and the Additional Secured Debt have provided an instruction, each Representative shall provide to the Collateral Agent the following information with respect to the Secured Debt for which it represents: (i) the aggregate principal amount of such outstanding Secured Debt, and (ii) the aggregate principal amount of such Secured Debt held by the Holders that provided such instruction. The Collateral Agent may conclusively rely on the information provided by each Representative pursuant to this Section 1.15(c) and shall incur no liability for acting in reliance thereon. In the event that a Representative does not provide any of the information required to be provided by it pursuant to this Section 1.15(c), then the Collateral Agent shall be entitled to refrain from taking any action with respect to such instruction and shall incur no liability for so refraining. For purposes of each Representative providing the information in (i) and (ii) in this Section 1.15(c), any Existing Notes or Additional Secured Debt held by the Issuer, the Grantor or any other Collateral Affiliate of the Issuer shall be deemed not to be outstanding; provided, however, that in providing such information, each Representative shall be entitled to assume that no Existing Notes and Additional Secured Debt are held by the Issuer, the Grantor or any other Collateral Affiliate of the Issuer unless it shall have received written notice from the Issuer or the Grantor thereof; provided further that in no event shall the Collateral Agent be responsible or liable for determining whether any Existing Notes or Additional Secured Debt is held by the Issuer, the Grantor or any other Collateral Affiliate of the Issuer. The Additional Representative shall provide written notice to HWIC if an instruction has been provided to the Collateral Agent pursuant to this Section 1.15(c). In connection with any instruction to be provided hereunder (including those not involving Fairfax Financial Holdings Limited or its Affiliates), HWIC shall, within five (5) Business Days of receipt of notice from the Additional Representative regarding an instruction to the Collateral Agent, provide the Trustee with information and documentation satisfactory to the Trustee (upon which the Trustee may conclusively rely and act upon without liability) regarding the aggregate principal amount of the then outstanding Secured Debt then held by Fairfax Financial Holdings Limited and its Affiliates, provided that neither the Collateral Agent nor the Trustee shall have any duty or obligation to solicit such information from HWIC. In the event that HWIC does not provide the Trustee with such information regarding the aggregate principal amount of the then outstanding Secured Debt then held by Fairfax Financial Holdings Limited and its Affiliates and satisfactory documentation regarding same, then the Trustee shall be entitled to conclusively assume that Fairfax Financial Holdings Limited or any of its Affiliates does not hold any Existing Notes or Additional Secured Debt. If at any point Fairfax Financial Holdings Limited or any of its Affiliates ceases to hold any Secured Debt, HWIC shall provide written notice of same within three (3) Business Days thereof to the Collateral Agent and the Trustee.”

(b)	Section 1.15(d) of the Amended and Restated Pledge Agreement is hereby amended and restated in its entirety as follows:

“(d) Subject to paragraph (f) below, as between the Existing Holders and the Additional Holders, only the Instructing Group shall have the right to direct the Collateral Agent in conducting foreclosures and in taking other actions with respect to the Collateral or an Event of Default. The Instructing Group shall have the sole right to instruct the Collateral Agent to act or refrain from acting with respect to the Collateral, and the Collateral Agent shall not follow any instructions with respect to such Collateral from any other person. No authorized representative of any Secured Debt (other than the Instructing Group) will instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral.”

(c)	The following is inserted as Section 1.15(f) of the Amended and Restated Pledge Agreement:

“If at any relevant time, HWIC has, pursuant to the Fairfax Side Agreement, served an Election Notice (as defined in the Fairfax Side Agreement) in which HWIC has elected to exercise its rights in respect of the Issuer as an equity holder, the Additional Representative of the Revolving Credit Agreement shall notify the Collateral Agent in writing. The Collateral Agent (i) shall have no obligation to investigate or inquire as to the authenticity or the veracity of the statements included in the notice from the Additional Representative, (ii) may conclusively rely on any written notice from the Additional Representative regarding service of an Election Notice by HWIC, (iii) shall incur no liability for acting in reliance upon such notice from the Additional Representative and (iv) has not reviewed the Fairfax Side Agreement, assumes no responsibility for its contents and shall have no obligations or liability thereunder, including without limitation for determining compliance by any party with the terms thereof. Where any such written notice is issued, the aggregate principal amount of the then outstanding Existing Notes and any Additional Secured Debt then held by Fairfax Financial Holdings Limited or any of its Affiliates shall not be included for the purposes of determining the aggregate principal amount of such outstanding Secured Debt entitled to vote as part of the Instructing Group and Fairfax Financial Holdings Limited and its Affiliates shall not be entitled to participate in any decision making of the Instructing Group or otherwise instruct the Collateral Agent to take any action of the type contemplated by clause 1.15(c) above. Neither the Trustee nor the Collateral Agent shall have any responsibility or liability with respect to monitoring or confirming compliance with any restrictions on voting set forth in this Section 1.15(f) or the Fairfax Side Agreement. For the avoidance of doubt, the delivery of an Election Notice or the effect thereof as provided in this Section 1.15(f) shall have no effect on the application of proceeds as set forth in Section 1.03.”

ARTICLE III

MISCELLANEOUS

Section 3.01 Modification in Writing. None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Grantor therefrom shall be effective, except by a written instrument signed by the Collateral Agent (acting at the written direction of each Representative (acting at the direction of the requisite Holders on whose behalf such Representative acts in such capacity)) and the Grantor in accordance with the terms of the Secured Debt Documents.

Section 3.02 Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 3.04 Termination. This Agreement shall terminate if the lien and security interest granted in the Amended and Restated Pledge Agreement shall have been terminated and released in whole (and not in part) with respect to all Secured Obligations as provided therein.

Section 3.05 Successors and Assigns. All of the terms and provisions contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any entity into which the Collateral Agent may be merged, or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Collateral Agent shall be a party, shall become the Collateral Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto.

Section 3.06 Notices. Any notice or request hereunder may be given to the Grantor or the Collateral Agent as follows:

(a) in the case of the Collateral Agent, if made, given, furnished or filed in writing to or with the Collateral Agent at the principal corporate trust office of the Collateral Agent at which at any particular time its corporate trust business shall be administered, which office at the date of original execution of this Agreement is located at 101 Barclay Street, Floor 7E, New York, New York 10286; and

(b) in the case of the Grantor, if in writing and mailed, first-class postage prepaid, to the Grantor addressed to the attention of its Chief Financial Officer, Chief Accounting Officer or Secretary, at Seaspan Investment I Ltd., Unit 2, 2nd Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China or at any other address previously furnished in writing to the Collateral Agent by the Grantor.

[SIGNATURE PAGES TO FOLLOW]

lN WITNESS WHEREOF, the parties have caused this Second Amendment to the Amended and Restated Pledge and Collateral Agent Agreement to be duly executed as of the date first written above.

GRANTOR:

SEASPAN INVESTMENT I LTD.

By:
Name: Ryan Courson
Title: Chief Financial Officer

Signature Page for Second Amendment to Amended and Restated Pledge Agreement

COLLATERAL AGENT:

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:
Name: Teresa Wyszomierski
Title: Vice President

Signature Page for Second Amendment to Amended and Restated Pledge Agreement